As filed with the Securities and Exchange Commission on August 7, 2026

Registration No. 333-297977

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

ALMONTY INDUSTRIES INC.

(Exact name of registrant as specified in its charter)

Canada	Not Applicable
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)

8 South Idaho Street, Suite A

Dillon, Montana,

59725, United States of America

(Address of principal executive offices)

Almonty Industries Inc. Omnibus Equity Incentive Plan Adopted April 30, 2025

Almonty Industries Inc. Fourth Amended and Restated Incentive Stock Option Plan Adopted August 4, 2026

Almonty Industries Inc. Amended and Restated Restricted Share Unit Plan Adopted August 4, 2026

(Full title of plan)

CT Corporation System

28 Liberty Street

New York, New York 10005

(Name and address of agent for service)

(212) 894-8940

(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☐

Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

This Post-Effective Amendment No. 1 to the Registration Statement on Form S-8 (this “Registration Statement”) is being filed by Almonty Industries Inc. (the “Registrant”), solely for the purpose of correcting certain information contained in the “Calculation of Filing Fee” table and related footnotes set forth in Exhibit 107 to the Registrant’s Registration Statement on Form S-8 (File No. 333-297977) that was filed with the Securities and Exchange Commission on August 5, 2026 (the “Original Registration Statement”). The “Calculation of Filing Fee” table and related footnotes set forth in Exhibit 107 to this Registration Statement, which is included at the end of this Registration Statement following the signature page, amends and restates in its entirety the “Calculation of Filing Fee” table and related footnotes set forth in Exhibit 107 to the Original Registration Statement.

Except as set forth herein, the contents of the Original Registration Statement are incorporated herein by reference into this Registration Statement.

Item 8. Exhibits.

Number	Exhibit
4.1*	Almonty Industries Inc. Omnibus Equity Incentive Plan, Adopted April 30, 2025
4.2*	Almonty Industries Inc. Fourth Amended and Restated Incentive Stock Option Plan, Adopted August 4, 2026
4.3*	Almonty Industries Inc. Amended and Restated Restricted Share Unit Plan, Adopted August 4, 2026
5.1*	Opinion of Norton Rose Fulbright Canada LLP
23.1*	Consent of Norton Rose Fulbright Canada LLP (Included in Exhibit 5.1)
23.2*	Consent of Zeifmans LLP (Auditor Firm ID: 1149)
24.1*	Power of Attorney (See Signature Pages)
107**	Filing Fee Table

*Previously filed with the Original Registration Statement.

** Included at the end of this Registration Statement following the signature page.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, on the 7th day of August, 2026.

ALMONTY INDUSTRIES INC.

By:	/s/ Lewis Black
Name:	Lewis Black
Title:	Director, President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 1 to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Lewis Black	Director, President and Chief Executive Officer	August 7, 2026
Lewis Black	(principal executive officer)

*	Chief Financial Officer	August 7, 2026
Jorge Beristain	(principal financial officer)

*	Director	August 7, 2026
Daniel D’Amato

*	Lead Director	August 7, 2026
Mark Trachuk

*	Director	August 7, 2026
David Hanick

*	Director	August 7, 2026
Andrew Frazer

*	Director	August 7, 2026
Gustave F. Perna

*	Director	August 7, 2026
Alan Estevez

*By:	/s/ Lewis Black
Lewis Black
Attorney-in-Fact

AUTHORIZED REPRESENTATIVE IN THE UNITED STATES

Pursuant to the Securities Act of 1933, as amended, the undersigned, the duly authorized representative in the United States of Almonty Industries Inc., has signed this Amendment in New York on August 7, 2026.

Almonty Industries US Inc.

By:	/s/ Lewis Black
Name:	Lewis Black
Title:	Director, President and Chief Executive Officer

Exhibit 107

CALCULATION OF FILING FEE TABLE

FORM S-8

(Form Type)

ALMONTY INDUSTRIES INC.

(Exact Name of Registrant as Specified in its Charter)

Table I: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation Rule		Amount Registered (1)		Proposed Maximum Offering Price Per Unit		Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Fees to be Paid	Equity	Common Shares, no par value per share	457	(h)	14,022,335		$11.69	(3)	$163,921,096.15	0.00013810	$22,637.50
Fees to be Paid	Equity	Common Shares, no par value per share	457	(h)	1,068,571	(2)	$11.19	(4)	$11,957,309.49	0.00013810	$1,651.30
Fees to be Paid	Equity	Options	457	(h)	1,562,996		$11.19	(4)	$17,489,925.24	0.00013810	$2,415.36
Fees to be Paid	Equity	Restricted Stock Units	457	(h)	2,191,021		$11.19	(4)	$24,517,524.99	0.00013810	$3,385.87
Fees Previously Paid	-	-	-		-	-	-		-	-	$7,452.53
Total Offering Amounts									$217,885,855.87		$30,090.04
Total Fees Previously Paid											$7,452.53
Total Fee Offsets											$0.00
Net Fee Due											$22,637.50

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement on Form S-8 (“Registration Statement”) shall also cover such additional indeterminate number of additional securities of Almonty Industries Inc. (the “Registrant”) as may become issuable as a result of any stock dividend, stock split, recapitalization or other similar transaction. In addition, pursuant to Rule 416(c) under the Securities Act of 1933, this registration statement also covers an indeterminate amount of interests to be offered or sold pursuant to the employee benefit plan(s) described herein.
(2)	Represents Common Shares issuable under the Almonty Industries Inc. Omnibus Equity Incentive Plan adopted April 30, 2025.
(3)	The offering price has been estimated solely for the purposes of the calculation of the registration fee. The offering price has been calculated in accordance with the manner described in paragraphs (c) and (h) of Rule 457 under the Securities Act and is based upon the average of high and low prices reported by the Nasdaq Capital Market on July 31, 2026, a date within five (5) business days prior to the date of the filing of this Registration Statement.
(4)	The offering price has been estimated solely for the purposes of the calculation of the registration fee. The offering price has been calculated in accordance with the manner described in paragraphs (c) and (h) of Rule 457 under the Securities Act and is based upon the average of high and low prices reported by the Nasdaq Capital Market on July 29, 2026, a date within five (5) business days prior to the date of the filing of the Original Registration Statement.